Laboratory Corporation of America-Registered Trademark- Holdings
358 South Main Street
Burlington, NC   27215
Telephone:  336-584-5171


Contact:  336-436-4855 Pamela Sherry
Shareholder Direct:  800-LAB-0401
                     www.labcorp.com



LABCORP (-REGISTERED TRADEMARK-) FILES REGISTRATION STATEMENT TO
ENABLE ROCHE (-REGISTERED TRADEMARK-) TO SELL UP TO 5.0 MILLION
LABCORP (-REGISTERED TRADEMARK-) SHARES


Burlington, NC, September 27, 2000 - Laboratory Corporation of America (-REGISTERED TRADEMARK-) Holdings (NYSE: LH) (LabCorp (- REGISTERED TRADEMARK-)) announced today that Roche Holdings, Inc. has indicated that it plans to sell up to 5.0 million shares of LabCorp common stock.
Roche currently owns approximately 15,352,537, or 44.5 percent, of LabCorp common shares. At September 26, 2000, assuming Roche sells the full amount of the 5.0 million shares of common stock, Roche's ownership of LabCorp common stock would be slightly above 30 percent.
LabCorp has filed a registration statement with the Securities and Exchange Commission relating to this offer and sale by Roche of LabCorp stock, but the registration statement has not yet become effective. Such securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.
 Laboratory Corporation of America (-REGISTERED TRADEMARK-) Holdings (LabCorp (-REGISTERED TRADEMARK-)) is a national clinical laboratory with annual revenues of $1.7 billion in 1999. With 18,000 employees and over 100,000 clients nationwide, the company offers more than 2,000 clinical tests ranging from simple blood analyses to sophisticated molecular diagnostics. LabCorp leverages its expertise in innovative clinical testing technology with its Centers of Excellence. The Center for Molecular Biology and Pathology, in Research Triangle Park (RTP), North Carolina, develops applications for polymerase chain reaction (PCR) technology, and National Genetics Institute in Los Angeles is an industry leader in developing novel, highly sensitive PCR methods for testing hepatitis C and other infectious agents. Its Center for Occupational Testing in RTP is one of the world's largest substance abuse testing facilities, and the Center for Esoteric Testing in Burlington, North Carolina, performs the largest volume of specialty testing in the network. LabCorp's clients include physicians, state and federal government, managed care organizations, hospitals, clinics, pharmaceutical and Fortune 1000 companies, and other clinical laboratories.

FORWARD-LOOKING CAUTIONARY STATEMENT: This release contains statements that constitute forward-looking information. Such statements are subject to certain risks, uncertainties and assumptions. All of these forward-looking statements are based on estimates and assumptions made by LabCorp's management which, although believed by LabCorp's management to be reasonable, are inherently uncertain. Such forward-looking statements are not guarantees of future performance or results and involve certain risks and uncertainties. Actual results or developments may differ materially from these forward-looking statements as a result of various factors.